Exhibit 99.1

Contact: Robert M. Thornton, Jr. President & CEO (770) 933-7000 sunlink@sunlinkhealth.com

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2007

THIRD QUARTER RESULTS

ATLANTA, Georgia (May 11, 2007) – SunLink Health Systems, Inc. (AMEX: SSY) today announced net earnings for its third fiscal quarter ended March 31, 2007 of $459,000, or $0.06 per fully diluted share, compared to net earnings of $632,000, or $0.08 per fully diluted share, for the quarter ended March 31, 2006. For the nine months ended March 31, 2007, SunLink reported net earnings of $515,000 or $0.07 per fully diluted share, compared to net earnings of $2,637,000, or $0.34 per fully diluted share, for the comparable period a year ago.

SunLink reported earnings from continuing operations of $612,000, or $0.08 per fully diluted share, for the quarter ended March 31, 2007, compared to earnings from continuing operations of $1,009,000, or $0.13 per fully diluted share, for the comparable quarter a year ago. SunLink reported earnings from continuing operations of $617,000, or $0.08 per fully diluted share, for the nine months ended March 31, 2007, compared to earnings from continuing operations of $3,010,000, or $0.38 per fully diluted share, for the comparable period a year ago.

The company had an operating profit from continuing operations for the quarter ended March 31, 2007 of $1,573,000 compared to an operating profit for the quarter ended March 31, 2006 of $1,945,000. The operating profit for the quarter ended March 31, 2007 included increased provisions for bad debt expense, $94,000 of negative prior year third-party payor settlements and lower net revenues from state indigent care programs. Bad debt expense increased to 14.7% of net revenues for the quarter ended March 31, 2007 compared to 9.5% for the same period last year due primarily to higher self-pay net revenues. Operating profit for the quarter ended March 31, 2006 included $10,000 of positive prior year third-party payor settlements. Net revenues from state indigent care programs were $356,000 lower for the quarter ended March 31, 2007 than the same period last year. The company’s operating profit from continuing operations for the nine months ended March 31, 2007 was $2,259,000 compared to an operating profit for the nine months ended March 31, 2006 of $5,844,000.

Consolidated net revenues from continuing operations for the quarters ended March 31, 2007 and 2006 were $37,490,000 and $34,630,000, respectively, an increase of 8.3% in the current year. The increased net revenues in the current year resulted primarily from a 7.8% increase in equivalent admissions and a 1.1% increase in admissions. Consolidated net revenues from continuing operations for the nine months ended March 31, 2007 and 2006 were $106,049,000 and $100,771,000, respectively, an increase of 5.2% in the current year. The increased net revenues in the current year’s nine months resulted primarily from a 5.2% increase in equivalent admissions.

Commenting on the quarter’s results, Robert M. Thornton, Jr., chairman and chief executive officer said, “We are pleased with the volume increases we reported this quarter and believe they reflect the benefit of our investments over the last two years in our hospital facilities as well as our physician recruiting efforts. Over the course of the last nine months, we have added eight physicians. Additionally, we have spent approximately $5,800,000 for capital improvements so far this fiscal year, including a diagnostic center in Dahlonega, GA, and upgrades of diagnostic equipment in another five of our facilities. We also have in process a major renovation project at our Dahlonega facility and are nearing completion of a free standing diagnostic center in Dawsonville, GA. We believe these investments will position us to better serve our patients as we continue to strive to attract patients and physicians to our markets with attractive and well-run facilities that meet our communities’ healthcare needs.”

Mr. Thornton continued, “On the cost side, we are encouraged by the improvement in our staffing efficiencies as indicated by the lower salaries, wages and benefits as a percentage of net revenue. We continue to focus on mitigating the consistent rise in bad debts that we, like the rest of our industry, are facing.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will conduct a conference call on May 11, 2007 at 11:00 a.m. Eastern Time to discuss its quarterly results. To participate in the conference call, please dial 1-866-814-1917. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-888-266-2081 and entering passcode 1081996 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2006 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2007 THIRD QUARTER RESULTS

Amounts in 000's, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Net Revenues	$37,490	$34,630	$106,049	$100,771
Cost of Patient Service Revenues:
Salaries, wages and benefits	17,818	17,150	52,911	49,496
Provision for bad debts	5,519	3,307	14,700	10,694
Supplies	4,151	3,583	11,940	10,734
Purchased services	2,268	2,159	6,671	6,391
Other operating expenses	4,411	5,023	12,274	13,375
Rents and leases	661	597	2,075	1,819
Depreciation and amortization	1,089	866	3,219	2,418

Operating Profit	1,573	1,945	2,259	5,844
Interest Expense	(368)	(285)	(1,018)	(846)
Interest Income	6	8	21	47

Earnings from Continuing Operations before Income Taxes	1,211	1,668	1,262	5,045
Income Tax Expense	(599)	(659)	(645)	(2,035)

Earnings from Continuing Operations	612	1,009	617	3,010
Loss from Discontinued Operations, net of income taxes	(153)	(377)	(102)	(373)

Net Earnings	$459	$632	$515	$2,637

Earnings Per Share from Continuing Operations:
Basic	$0.08	$0.14	$0.08	$0.42

Diluted	$0.08	$0.13	$0.08	$0.38

Loss Per Share from Discontinued Operations:
Basic	$(0.02)	$(0.05)	$(0.01)	$(0.05)

Diluted	$(0.02)	$(0.05)	$(0.01)	$(0.05)

Net Earnings (Loss) Per Share:
Basic	$0.06	$0.09	$0.07	$0.36

Diluted	$0.06	$0.08	$0.07	$0.34

Weighted Average Common Shares Outstanding:
Basic	7,403	7,269	7,359	7,238

Diluted	7,790	7,890	7,811	7,847

SUMMARY BALANCE SHEETS	March 31, 2007	June 30, 2006
ASSETS
Cash and Cash Equivalents	$834	$1,084
Other Current Assets	27,216	26,825
Property Plant and Equipment, net	44,989	41,155
Long-term Assets	5,468	5,239

	$78,507	$74,303

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$27,826	$22,295
Long-term Debt and Other Noncurrent Liabilities	15,392	17,656
Shareholders’ Equity	35,289	34,352

	$78,507	$74,303